UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):     February 20, 2006

Mercury Computer Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Massachusetts	000-23599	04-2741391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

199 Riverneck Road, Chelmsford, Massachusetts	01824
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (978) 256-1300

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 20, 2006, the Compensation Committee of the Board of Directors of Mercury Computer Systems, Inc. (the “Company”) unanimously authorized the Company to enter into Change in Control Severance Agreements (the “Agreement”) with each person designated by the Board as an “executive officer” (as defined in Rule 3b-7 under the Securities Exchange Act of 1934) and certain other key employees. A summary of the material terms and conditions of the Agreement is set forth below. Such description is qualified in its entirety by reference to the full text of the form of Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

Each Agreement provides for certain benefits in the event of a change in control of the Company. A change in control includes, among other events and subject to certain exceptions, the acquisition by any person of beneficial ownership of 50% or more of the outstanding common stock. If a tender offer or exchange offer is made for more than 50% of the outstanding common stock, the executive has agreed not to leave the employ of the Company, except in the case of disability or retirement and certain other circumstances, and to continue to render services to the Company until such offer has been abandoned or terminated or a change in control has occurred.

If the executive is employed by the Company upon the occurrence of a change in control, vesting of all the executive’s then outstanding stock options and other stock-based awards immediately accelerates and all such awards become exercisable or non-forfeitable.

If, within 12 months after a change in control of the Company, the executive’s employment is terminated (1) by the Company other than for cause or disability (as those terms are defined in the Agreement) or (2) by the executive for good reason (as defined in the Agreement), the Company has agreed to pay the executive, in addition to salary, benefits and awards accrued through the date of termination, an amount equal to 1 times the sum of the executive’s then current annualized base salary and bonus target under the Company’s annual executive bonus plan (including the cash component of the Company’s Long Term Incentive Plan). In addition, the Company has agreed to pay the cost of providing the executive with outplacement services up to a maximum of $30,000. The Company has also agreed to provide the executive with medical and dental insurance benefits for up to 18 months following such termination on the same basis as though the executive had remained an active employee. If the executive is party to an employment agreement with the Company providing for change in control payments or benefits, the executive must elect to receive either the benefits payable under such other agreement or the benefits payable under the Agreement, but not both.

Each Agreement provides for a reduction of payments and benefits payable under the Agreement to a level where the executive would not be subject to the excise tax pursuant to section 4999 of the Internal Revenue Code of 1986, as amended, but only if such reduction would put the executive in a better after-tax position than if the payments and benefits were paid in full.

Each Agreement continues in effect through June 30, 2009, subject to automatic one-year extensions thereafter unless notice is given of the Company’s or the executive’s intention not to extend the term of the Agreement; provided, however, that the Agreement continues in effect for 12 months following a change in control that occurs during the term of the Agreement. Except as otherwise provided in the Agreement, the Company and each executive may terminate the executive’s employment at any time. Each Agreement has no further force and effect if either party terminates the executive’s employment before a change in control, except that any such termination by the Company without cause or by the executive for good reason during a “potential change in control period” (as defined in the Agreement) will entitle the executive to the benefits under the Agreement described above (other than accelerated vesting of stock awards).

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Change in Control Severance Agreement between the Company and the executive officers of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCURY COMPUTER SYSTEMS, INC. (Registrant)

Date: February 23, 2006	By:	/s/ James R. Bertelli
James R. Bertelli President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Change in Control Severance Agreement between the Company and the executive officers of the Company.